EXHIBIT 99.1

Permanent Bypass and Realignment Solution for SR-342 Confirmed

VIRGINIA CITY, Nev. –   On Tuesday, March 3, 2015, the Storey County Board of Commissioners, at a regularly scheduled meeting, reviewed a comprehensive update pertaining to the temporary closure of State Route 342 (SR-342) that has been closed since Sunday, February 8, 2015.  During the meeting, senior representatives of the Nevada Department of Transportation (NDOT), and Comstock Mining Inc. (“Comstock Mining” or “CMI”), reviewed plans with the Storey County (the “County”) Commissioners, staff and the public that were compiled after extensive, collaborative discussions between the County, NDOT, and Comstock Mining and other agencies.  Based on such discussions, the participants concluded that a safe bypass of SR 342 would open by June 6, 2015.

NDOT Deputy Director Bill Hoffman commented, NDOT Deputy Director Bill Hoffman commented, “We’ve had situations come up like this before where there was a sense of urgency to open a road, and I don’t think I have experienced the unprecedented camaraderie and collaboration that we are experiencing between Comstock Mining, NDOT and Storey County. I’m extremely excited and supportive of a solution that will help the history of this section of roadway that has seen settlement issues for many years.”

In early February, NDOT closed the approximate two-mile section of SR-342 south of Gold Hill as a safety precaution following roadway cracking and area specific sinking during a weekend of heavy rains. The area of sinking is above a historic mine shaft dating back to the early 1900 that has a history of collapses. Comstock Mining owns the land, with NDOT granted prescriptive rights to operate the state roadbed over that private land.

Not long after the February 8th closure, Storey County, NDOT, Comstock Mining, and other applicable regulatory agencies met multiple times to discuss possible alternatives. Several temporary and permanent remedies were evaluated by all parties for reopening and realignment of SR-342 in Gold Hill. The route will be realigned to the east of the historic shaft.

The realignment will occur over two phases, with Phase 1 taking approximately 10-12 weeks to complete and Phase 2 taking an additional six months to complete. Phase 1 begins with Comstock Mining removing the unconsolidated fill that now exists above the base bedrock level and beneath the existing road followed by construction of a bypass road upon the base bedrock. Additionally, the historic Silver Hill Shaft will be capped permanently. Phase 1 will commence after AT&T relocates several phone line poles in the area of the realignment.

Corrado De Gasperis, Comstock Mining’s President & CEO stated, “Storey County has taken a leadership role and has been exceptionally diligent in ensuring that this project will be done properly. This plan and its speed is the result of true Nevada “can do” attitude and a multi-public – private partnership lead by the County, NDOT and ourselves, with many other contributing agencies. We are confident of the solution and appreciate the level of everyone’s involvement.”

During the construction of Phase 1, SR-342 will remain closed. Through traffic will continue detouring through nearby State Route 341, commonly known as the truck route.  The detour route provides direct access between Virginia City and U.S. 50 in the Dayton area, with about an additional one-mile and a half of travel.

Once Phase 1 is complete in early June, the road will be reopened during construction of the second phase. Phase 2 includes removal of additional material on the east side of the canyon and will conclude with a tie in of the south end of the newly constructed alignment. A short closure will be necessary toward the end of Phase 2 for the tie in and completion of the realignment. The project is estimated to last through December of 2015.  The estimated cost for the project is $3 million. The project will be managed and funded by Comstock Mining, with NDOT and Storey County oversight, resulting ultimately in completing all phases of the realignment, plus additional reclamation objectives.

Although the County has many priorities, the reopening of SR-342 remains at the top and we will remain fully engaged, planning, monitoring and collaborating with all parties for the best, safest, most expedient reopening.” said Pat Whitten, Storey County Manager.

Upon completion of the bypass, NDOT’s prescriptive rights to operate the road would be transferred from the existing closed section of State Route 342 to the new roadway alignment. “Driver safety and mobility are our top priorities,” NDOT District Engineer Thor Dyson explained. “We have been working closely with Comstock Mining to review and ensure that design specifications are met for the road; for example, lane widths and speed limits that are safe and suitable for state roads. In fact, design plans show that Comstock will be building a road with wider lanes and shoulders than the previous road, which enhances driver safety.” Dyson also added that NDOT would assign an NDOT construction crew to monitor the Comstock Mining project to ensure that all road materials and construction methods are to state standards.

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